Sensata announces temporary suspension of manufacturing in JinCheon, Korea due to fire damage
ALMELO, Netherlands, October 3, 2012 -- Sensata Technologies Holding N.V. (NYSE: ST), announced today that manufacturing operations of its Korean subsidiary located in JinCheon, South Korea have been temporarily suspended as a result of a recent fire in one of the buildings on the site. The Company has confirmed that there were no on-site injuries as a result of the fire.
“Our first priority is, as always, the personal safety and well-being of our employees and we were relieved to learn that no one was injured,” said Martha Sullivan, President of Sensata. “We continue to assess the impact to our operations in Korea and are focused on restoring production as soon as possible for our customers.”
Sensata manufactures certain Controls and Sensors products in JinCheon, which is located approximately 60 miles South of Seoul. Initial reports indicate these facilities have sustained damage as a result of the fire and subsequent fire-fighting efforts. The operations located in JinCheon produced approximately 3-4 percent of Sensata’s total worldwide output in 2011 as measured by revenues.
The Company expects to take a charge of approximately $3-5 million in the third quarter of 2012 for loss of inventory, equipment and damage to the building. The Company further expects some loss of revenue in the fourth quarter of 2012 due to the fire and related damage to operations in JinCheon. At this time, the Company expects to have most of its manufacturing lines in JinCheon operational within a few weeks. Further information will be made available during the Company’s third quarter earnings call scheduled for later this month.
About Sensata Technologies
Sensata Technologies Holding N.V. is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries. Sensata's products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata's website at www.sensata.com.

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Maggie Morris	Linda Megathlin
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